AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

WHITE MOUNTAIN TITANIUM CORPORATION

     These Amended and Restated Articles of Incorporation were duly adopted in accordance with the provisions of Title 7, Chapter 78 of the Nevada Revised Statutes (the “Nevada Corporation Law” or “NCL”). The undersigned do hereby certify that the Amended and Restated Articles of Incorporation of the corporation are as follows:

ARTICLE I
NAME

     The name of the corporation is White Mountain Titanium Corporation (hereinafter the “corporation”).

ARTICLE II
REGISTERED OFFICE

     The address of the registered office of the corporation in the State of Nevada is 112 North Curry Street, Carson City, Nevada 89703. The name of the registered agent at such address is State Agent and Transfer Syndicate, Inc. The corporation may, from time to time, in the manner provided by law, change the resident agent and the registered office within the State of Nevada.

ARTICLE III
CAPITAL STOCK

     Section 1. Authorized Shares. The corporation is authorized to issue two classes of shares to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares this corporation is authorized to issue is six hundred million (600,000,000), par value $.001 per share. The number of shares of Common Stock authorized is five hundred million (500,000,000) shares. The number of shares of Preferred Stock authorized is one hundred million (100,000,000) shares.

     Section 2. Series or Classes. Except as provided below, the board of directors is vested with the authority to prescribe the classes, series and the number of each class or series of stock and the voting powers, designations, preferences, limitations, restrictions, and relative rights of each class or series of stock.

     A. Common Stock

          1. Voting Rights. Except as otherwise expressly provided by law or in this Article III, each outstanding share of Common Stock shall be entitled to one (1) vote on each matter to be voted on by the shareholders of the corporation.

          2. Liquidation Rights. Subject to any prior or superior rights of liquidation as may be conferred upon any shares of Preferred Stock, and after payment or provision for payment of the debts and other liabilities of the corporation, upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the corporation, the holders of Common Stock then outstanding shall be entitled to receive all of the assets and funds of the corporation remaining and available for distribution. Such assets and funds shall be divided among and paid to the holders of Common Stock, on a pro-rata basis, according to the number of shares of Common Stock held by them.

          3. Dividends. Dividends may be paid on the outstanding shares of Common Stock as and when declared by the Board of directors, out of funds legally available therefore, provided, however, that no dividends shall be made with respect to the Common Stock until any preferential dividends required to be paid or set apart for any shares of Preferred Stock have been paid or set apart.

          4. Residual Rights. All rights accruing to the outstanding shares of the corporation not expressly provided for to the contrary herein or in the bylaws of the corporation, or in any amendment hereto or thereto, shall be vested in the Common Stock.

     B. Preferred Stock

     The Board of directors, without shareholder action, may adopt one or more resolutions establishing the voting powers, designations, preferences, limitations, restrictions, and relative rights of the Preferred Stock.

ARTICLE IV
BOARD OF DIRECTORS

     Section 1. Number of Directors. Subject to the special rights of the holders of any class or series of shares or any resolution or resolutions providing for the issuance of such class or series of shares adopted by the board of directors, the precise number of directors shall be fixed by resolution adopted by the board of directors.

     Section 2. Vacancies and Newly Created Directorships. Subject to the special rights of the holders of any class or series of shares, if a vacancy occurs on the board of directors, including a vacancy resulting from an increase in the number of directors, the board of directors may fill the vacancy, and if the directors remaining in office are fewer than a quorum of the board, they may fill the vacancy by the affirmative vote of a majority of the directors remaining in office, or a sole remaining director. Any director so chosen shall hold office until the director’s successor is elected and qualified. A decrease in the number of directors shall not shorten the term of an incumbent director.

ARTICLE V
LIMITATION ON PERSONAL LIABILITY

     To the fullest extent that the NCL or any other law of the State of Nevada as it exists on the effective date of this provision or as thereafter amended permits the limitation or elimination of the liability of directors or officers, no director or officer of the corporation shall be individually liable to the corporation, its shareholders, or creditors for money damages for any action taken, or any failure to take any action, in his or her capacity as a director or officer of the corporation, except as limited by the NCL. No amendment to, or modification or repeal of, this Article V shall adversely affect any right or protection of a director or officer of the corporation existing under this provision with respect to any act or omission occurring before such amendment, modification or repeal.

ARTICLE VI
ACQUISITION OF CONTROLLING INTEREST

     The provisions of Sections 378 to 3793, inclusive, of the NCL as it exists on the effective date of this provision or as thereafter amended regarding control share acquisitions shall apply to the corporation. The board of directors may call for the redemption of the control shares to the fullest extent provided in Section 3792 of the NCL as it exists on the effective date of this provision or as thereafter amended. The board of directors shall have the right to determine the rights, if any, of the dissenting stockholders as provided in Section 3793 of the NCL as it exists on the effective date of this provision or as thereafter amended.

ARTICLE VII
COMBINATIONS WITH INTERESTED STOCKHOLDERS

     The provisions of Sections 78.411 to 78.444, inclusive, of the NCL regarding combinations with interested stockholders do not apply to the corporation.

ARTICLE VIII
INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The corporation shall indemnify, and advance expenses as they are incurred to, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the corporation, or who is serving at the request or direction of the corporation as a director or officer or officer of another corporation or other enterprise, against expenses including attorney’s fees, judgments, fines and amount paid in settlement, actually and reasonably incurred by such person in connection with the action, suit or proceeding, to the full extent permitted by Nevada law.

     IN WITNESS WHEREOF, the corporation has caused these Amended and Restated Articles of Incorporation to be executed by its President and Secretary this 6th day of September 2013.

/s/ Michael P. Kurtanjek
Michael P. Kurtanjek, President

/s/ Terese Gieselman
Terese Gieselman, Secretary